Exhibit 99.1

ION receives continued listing standard notice from the NYSE

HOUSTON – February 4, 2022 – ION Geophysical Corporation (NYSE: IO) today announced that it received notice on January 31, 2022 from the New York Stock Exchange (the "NYSE") that the price of its common stock fell below the NYSE's continued listing standards. The NYSE requires the average closing price of a listed company's common stock remain above $1.00 per share over a consecutive 30 trading-day period. As of January 28, 2022, the 30 trading-day period average closing price of the Company's common stock was $0.94 per share. In accordance with NYSE rules, the Company must notify the NYSE within 10 business days of receipt of the notification with its intent to cure the deficiency.  The Company has six months to regain compliance with the NYSE continued listing requirements.  During the six-month period, the Company’s common stock will continue to be listed and traded on the NYSE, subject to compliance with other continued listing standards. The deficiency does not affect the Company’s ongoing business operations or its SEC reporting requirements.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

Vice President, Investor Relations

Sharon Wang-Stockton, +1 281.781.1204

sharon.wang-stockton@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; the outcome or changes, if any, of our consideration of various strategic alternatives; and the impact to our liquidity in the current uncertain macroeconomic environment. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Forms 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 6, 2021, August 12, 2021, and November 3, 2021, respectively. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.